THE 2023 ETF SERIES TRUST 485BPOS

Exhibit 99.(q)(2)

THE 2023 ETF SERIES TRUST

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned trustee of The 2023 ETF Series Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, hereby constitutes and appoints Lissa Richter, Aaron Perkovich, Ally Mueller, and Eric Falkeis, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, to sign for him and in his name, place and stead, and in the capacity indicated below, to sign any and all Registration Statements, including on Form N-1A and Form N-14, and all amendments thereto relating to the offering of the Trust’s shares under the provisions of the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand and seal as of the date set forth below.

/s/ Steve Sachs

Name:	Steve Sachs
Title:	Trustee
Date:	April 22, 2026